Exhibit 10.24

CARLOTZ, INC.
Short-term Incentive Program

Section I. Purpose

The purpose of the CarLotz, Inc. Short-term Incentive Program (the “Program”) is to:

•	Motivate executives and other key management to increase shareholder value, and

•	Encourage strategic decision-making by rewarding the achievement of certain financial and operational goals.

The Program sets forth the terms and conditions for certain Cash Based Awards (“Performance Awards”) to be paid for the performance period commencing on January 1 of each year and ending on December 31 of each year (each, a “Plan Year”) under the CarLotz, Inc. 2020 Incentive Award Plan (the “Plan”) to individuals employed in eligible positions (“Participants”).

Capitalized terms not defined herein have the meanings as set forth in the Plan.

Section II. Eligibility Criteria

Employees of CarLotz, Inc. (the “Company”) or a Subsidiary who meet the criteria established by the Committee in writing are eligible to participate in the Program based on the principles and guidelines established by the Committee.

Section III. Award LEvels

Participants have the opportunity to earn Performance Awards under the Program for the Plan Year based on the achievement of certain financial and operational targets and as adopted by the Committee in writing at the time of its approval of this Program.

The Committee may, in its discretion, increase or decrease the amount of a Participant’s Performance Award based on individual performance and a Participant’s Performance Award may be increased by up to 50% or decreased to zero. The aggregate effect of the individual performance modifier for all Participants may not result in an increase to the aggregate Program incentive amount. Further, in no event shall an individual payout exceed 200% of the applicable target.

Threshold, target, and superior award levels (the “Award Levels”) shall be as established by the Committee at the time of its approval of this Program.

All Award Levels are expressed as a percentage of the employee’s base salary as in effect on the last day of the Plan Year.

Section IV. AWARD PAYMENT TIMING, EARLY PAYMENT AND SEPARATION

All Performance Awards shall be paid in cash as soon as possible after the close of the Plan Year, but no later than March 15 of the calendar year following the Plan Year. Payments will be subject to all required federal, state, and local tax withholding.

To receive a Performance Award, an employee must be in continuous active employment with the Company (or a Subsidiary) through the date of payment of the Performance Award, unless otherwise prohibited by law, subject to the following special rules:

•	If the employee’s start date does not fall on the first day of the Plan Year, the Committee may pro-rate the Performance Award based on the number of days employed during the Plan Year.

•	If the employee is on a leave of absence on the date of payment of the Performance Award, but is otherwise eligible for such Performance Award, the employee will receive payment for any portion of the Performance Award they have earned on such date.

•	If the employee separates from service with the Company (and all Subsidiaries) while actively employed in an eligible position due to death or disability prior to the payment of the Performance Award, but is otherwise eligible for such Performance Award, the employee will be treated as having been actively employed on the date of payment of the Performance Award.

For purposes of this Program, “disability” shall mean a “permanent and total disability” within the meaning of Section 22(e)(3) of the Internal Revenue Code.

If the employee separates from service with the Company (and all Subsidiaries) for any reason other than death or disability (whether such separation is voluntary or involuntary or during active employment or a leave of absence), no unpaid Performance Award will be due under the Program, unless otherwise required by law or determined by the Committee.

Section V. PROGRAM ADMINISTRATION

The Program will be administered by the Committee in accordance with the Plan.

With regard to Employees who are not executive officers of the Company or a Subsidiary, the Committee may delegate its authority to administer the Program to the management of the Company at the time of its approval of this Program or thereafter, including to set eligibility criteria and establish principles and guidelines for participation in the Program and to determine the amounts of Performance Awards granted and paid and the effect of any termination, and in such case references to the Committee shall be deemed to refer to management, as applicable.

Performance Awards generally are calculated and distributed as provided in Section III and IV above.

Section VI. ABSENCE OF PROGRAM FUNDING; NO EQUITY INTEREST

Benefits under the Program shall be paid from the general funds of the Company (or the Subsidiary), and an employee (or the employee’s estate in the event of death) shall be no more than an unsecured general creditor of the Company (or the Subsidiary) with no special or prior right to any assets of the Company (or the Subsidiary).

Nothing contained in the Program shall be deemed to give any employee any equity or other interest in the assets, business or affairs of the Company or any Subsidiary. It is not intended that an employee’s interest in the Program shall constitute a security or equity interest within the meaning of any state or federal securities laws.

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Section VII. NO TRANSFERABILITY

An employee shall not have any right to transfer, sell, alienate, assign, pledge, mortgage, collateralize or otherwise encumber any of the payments provided by this Program.

Section VIII. NO EMPLOYMENT RIGHTS

This Program is not intended to be a contract of employment. Any employee and the Company (and all Subsidiaries) each have the right to end such employee’s employment with or without cause or notice.

Section IX. INTERPRETATION, AMENDMENT AND TERMINATION

The Committee shall have the power to interpret all provisions of the Program, which interpretations shall be final and binding on all persons. The provisions of this document shall supersede all provisions of any and all such prior documents relating to the Program and its subject matter. However, if the provisions of this document conflict with any provision of the Plan, the provisions set forth in the Plan shall govern in all cases. The laws of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of the Program, without regard to such state’s conflict of laws rules.

The Committee reserves the right to amend or terminate the Program at any time, with or without prior notice. Notwithstanding the foregoing, the Committee may not amend the Program in a way that would materially impair the rights of an employee with respect to a previously-granted Performance Award, unless such employee has consented in writing to such amendment.

Notwithstanding the foregoing, in the event of any act of God, war, natural disaster, aircraft grounding, revocation of operating certificate, terrorism, strike, lockout, labor dispute, work stoppage, fire, epidemic or quarantine restriction, act of government, critical materials shortage, or any other act beyond the control of the Company, whether similar or dissimilar (each a “Force Majeure Event”), which Force Majeure Event affects the Company or its Subsidiaries, the Committee, in its sole discretion, may terminate or suspend, delay, defer (for such period of time as the Committee may deem necessary), or substitute any Performance Awards due currently or in the future under the Program, including, but not limited to, any Performance Awards that have accrued to the benefit of employees but have not yet been paid, subject to Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder.

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